Exhibit 99.1

UPEK, Inc.
Consolidated Financial Statements
December 31, 2009 and 2008

Page(s)
Report of Independent Auditors	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Mandatorily Redeemable Convertible Preferred Stock and
Stockholders’ Deficit	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6–38

PricewaterhouseCoopers LLP Suite 1600 Ten Almaden Blvd. San Jose CA 95113 Telephone (408) 817 3700 Facsimile (408) 817 5050 pwc.com

Report of Independent Auditors

To the Board of Directors and Stockholders of
UPEK, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders deficit and cash flows present fairly, in all material respects, the financial position of UPEK, Inc. and its subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 and Note 12 to the consolidated financial statements, the Company has convertible promissory notes that, if not converted or extended, are due in March and April 2011, respectively.

/s/PricewaterhouseCoopers LLP

May 21, 2010 except for Note 12, as to which the date is November 15, 2010.

San Jose, California

UPEK, Inc.
Consolidated Balance Sheets
December 31, 2009 and 2008

(in thousands of dollars, except share and per share amounts)	2009	2008

Assets
Current assets
Cash and cash equivalents	$5,781	$7,998
Accounts receivable, net	2,641	2,335
Inventories	1,875	6,186
Deferred cost of revenue	794	1,907
Prepaid expenses and other current assets	741	1,321
Total current assets	11,832	19,747
Property and equipment, net	1,855	3,417
Other noncurrent assets	3,595	3,521
Goodwill	2,738	2,738
Total assets	$20,020	$29,423
Liabilities, Mandatorily Redeemable Convertible Preferred Stock and
Stockholders' Deficit
Current liabilities
Accounts payable	$3,398	$5,684
Accrued liabilities	3,446	4,153
Deferred revenues	2,210	4,146
Bank loan, current portion	-	245
Total current liabilities	9,054	14,228
Income taxes payable	4,319	4,309
Other long-term liabilities	68	155
Warrant liability	1,500	2,283
Total liabilities	14,941	20,975
Commitments and contingencies (Note 7)
Mandatorily redeemable convertible preferred stock
Series A, $0.0001 par value - 3,333,333 shares authorized, 0 shares issued and outstanding
as of December 31, 2009 and 3,333,327 shares issued and outstanding as of December 31, 2008	-	9,548
(Liquidation preference $0 at December 31, 2009, and $10,000 as of December 31, 2008)
Series A-1, $0.0001 par value - 3,333,327 shares authorized, 2,652,686 shares issued and outstanding
as of December 31, 2009, 0 shares issued and outstanding as of December 31, 2008	7,692	-
(Liquidation preference $7,958 as of December 31, 2009)
Series B-1, $0.0001 par value - 6,916,667 shares authorized, 0 shares issued and outstanding
as of December 31, 2009 and 6,916,660 shares issued and outstanding as of December 31, 2008	-	20,734
(Liquidation preference of $0 at December 31, 2009 and $20,750 at December 31, 2008)
Series B-2, $0.0001 par value - 6,916,660 shares authorized, 5,499,995 shares issued and outstanding
as of December 31, 2009, 0 shares issued and outstanding as of December 31, 2008	16,491	-
(Liquidation preference $16,500 as of December 31, 2009)
Series C, $0.0001 par value - 757,146 shares authorized, 0 shares issued and outstanding as of
December 31, 2009 and 757,137 shares issued and outstanding as of December 31, 2008	-	9,932
(Liquidation preference $0 at December 31, 2009, and $10,000 as of December 31, 2008)
Series C-1, $0.0001 par value - 529,994 shares authorized, 429,295 shares issued and outstanding
as of December 31, 2009, 0 shares issued and outstanding as of December 31, 2008	5,642	-
(Liquidation preference $5,670 as of December 31, 2009)
Series D, $0.0001 par value - 440,000 shares authorized, 0 shares issued and outstanding
as of December 31, 2009 and 437,772 shares issued and outstanding as of December 31, 2008	-	6,978
(Liquidation preference of $0 and $7,000 as of December 31, 2009 and 2008)
Series D-1, $0.0001 par value - 437,772 shares authorized, 332,342 shares issued and outstanding
as of December 31, 2009, 0 shares issued and outstanding as of December 31, 2008	5,302	-
(Liquidation preference $5,314 as of December 31, 2009)
Series E, $0.0001 par value - 3,400,000 shares authorized, 3,314,630 shares issued and outstanding
as of December 31, 2009, 0 shares issued and outstanding as of December 31, 2008	11,964	-
(Liquidation preference $23,611 as of December 31, 2009)
Stockholders' deficit
Common stock, $0.0001 par value - 46,000,000 shares authorized, 6,200,675 issued and outstanding as of December 31, 2009, 1,680,389 shares
issued and outstanding as of December 31, 2008	1	-
Additional paid-in capital	18,650	2,231
Accumulated deficit	(61,109)	(41,357)
Accumulated other comprehensive income	446	382
Total stockholders' deficit	(42,012)	(38,744)
Total liabilities, mandatorily redeemable convertible
preferred stock and stockholders' deficit	$20,020	$29,423

The accompanying notes are an integral part of these consolidated financial statements.

UPEK, Inc.
Consolidated Statements of Operations
December 31, 2009 and 2008

	Year Ended December 31,
(in thousands of dollars)	2009	2008

Revenue	$18,023	$58,968
Cost of revenue	12,940	34,682
Gross profit	5,083	24,286
Operating expenses
Research and development	8,954	13,568
Sales and marketing	5,597	8,269
General and administrative	6,185	6,658
Total operating expenses	20,736	28,495
Loss from operations	(15,653)	(4,209)
Other income (expense)
Charge for beneficial conversion feature on conversion of notes	(2,021)	-
Benefit from change in warrant carrying value	783	3,144
Interest income	26	39

Interest and other expense	(2,863)	(403)
Loss before income taxes	(19,728)	(1,429)
Provision for income taxes	24	58
Net loss	$(19,752)	$(1,487)

The accompanying notes are an integral part of these consolidated financial statements.

UPEK, Inc.
Consolidated Statements of Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Deficit
December 31, 2009 and 2008

	Preferred Series A		Preferred Series A-1		Preferred Series B-1		Preferred Series B-2		Preferred Series C		Preferred Series C-1		Preferred Series D		Preferred Series D-1		Preferred Series E		Common Stock		Paid-In	Accumulated	Comprehensive	Stockholders'	Comprehensive
(in thousands of dollars)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit	Loss

Balances at December 31, 2007	3,333	$9,417	-	$-	6,917	$20,729	-	$-	757	$9,912	-	$-	438	$6,971	-	$-	-	$-	1,684	$-	$1,009	$(39,870)	$489	$(38,372)	$(3,868)

Issuance of common stock upon
exercise of options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	16	-	129	-	-	129
Repuchase of common stock																			(20)		(6)			(6)
Stock-based compensation employees	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,195	-	-	1,195
Stock-based compensation non employees	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	67	-	-	67
Series A accretion to redemption value	-	131	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(131)	-	-	(131)
Series B-1 accretion to redemption value	-	-	-	-	-	5	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(5)	-	-	(5)
Series C accretion to redemption value	-	-	-	-	-	-	-	-	-	20	-	-	-	-	-	-	-	-	-	-	(20)	-	-	(20)
Issuance of series D preferred stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Series D accretion to redemption value	-	-	-	-	-	-	-	-	-	-	-	-	-	7	-	-	-	-	-	-	(7)	-	-	(7)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,487)	-	(1,487)	(1,487)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(107)	(107)	(107)
Balances at December 31, 2008	3,333	$9,548	-	$-	6,917	$20,734	-	$-	757	$9,932	-	$-	438	$6,978	-	$-	-	$-	1,680	$-	$2,231	$(41,357)	$382	$(38,744)	$(1,594)

Issuance of common stock upon
exercise of warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,969	1	20	-	-	21
Issuance of common stock upon	-
exercise of options	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	9	-	2	-	-	2
Issuance of common stock in exchange
for services rendered	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	12	-	32	-	-	32
Issuance of warrant	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-			89	-	-	89
Stock-based compensation employees	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	398	-	-	398
Stock-based compensation non employees	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	128	-	-	128
Series A accretion to redemption value	-	100	-	14	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(114)	-	-	(114)
Conversion of Series A	(3,333)	(9,648)	2,653	7,678	-	-	-	-	-	-	-	-	-	-	-	-	-	-	680	-	1,970	-	-	1,970
Series B-1/B-2 accretion to redemption value	-	-	-	-	-	4	-	1	-	-	-	-	-	-	-	-	-	-	-	-	(5)	-	-	(5)
Conversion of Series B-1					(6,917)	(20,738)	5,500	16,490	-	-	-	-	-	-	-	-	-	-	1,417	-	4,248	-	-	4,248
Series C accretion to redemption value	-	-	-	-	-	-	-		-	13	-	1	-	-	-	-	-	-	-	-	(14)	-	-	(14)
Conversion of Series C									(757)	(9,945)	429	5,641	-	-	-	-	-	-	328	-	4,304	-	-	4,304
Series D accretion to redemption value	-	-	-	-	-	-	-	-	-	-	-	-	-	5	-	1	-	-	-	-	(6)	-	-	(6)
Conversion of Series D	-	-	-	-	-	-	-	-	-	-	-	-	(438)	(6,983)	332	5,301	-	-	106	-	1,682	-	-	1,682
Issuance of series E preferred stock, net
of issuance costs of $100K	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	3,315	5,975	-	-	-	-	-	-
Series E accretion to redemption value	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	424	-	-	(424)	-	-	(424)
Amortization of debt discount	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,364	-	-	1,364
Issuance of convertible debt converted to
Series E	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	5,565	-	-	-	-	-	-
Charge for unamortized debt discount on
conversion of notes	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	724	-	-	724
Beneficial conversion feature charge on
coversion of notes	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,021	-	-	2,021
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(19,752)	-	(19,752)	(19,752)
Currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	64	64	64
Balances at December 31, 2009		$-	2,653	$7,692		$-	5,500	$16,491	-	$-	429	$5,642	-	$-	332	$5,302	3,315	$11,964	6,201	$1	$18,650	$(61,109)	$446	$(42,012)	$(19,688)

The accompanying notes are an integral part of these consolidated financial statements.

UPEK, Inc.
Consolidated Statements of Cash Flows
December 31, 2009 and 2008

	Year Ended December 31,
(in thousands of dollars)	2009	2008

Cash flows from operating activities
Net loss	$(19,752)	$(1,487)
Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation and amortization	1,932	2,036
Loss on disposal of fixed assets	341	283
Change in carrying value of warrant liability	(783)	(3,144)
Deferred income taxes	-	20
Stock-based compensation	436	1,195
Options issued in exchange for services	32	67
Charge on conversion of notes for beneficial conversion feature	2,021	-
Charge for unamortized debt discount on conversion of notes	724	-
Amoritization of debt discount	1,364	-
Issuance of warrant for common stock	89	-
Changes in assets and liabilities
Accounts receivable	(338)	9,580
Inventories	4,348	178
Deferred cost of revenue	1,113	1,441
Prepaid expenses and other assets	498	(695)
Accounts payable	(2,163)	(2,702)
Accrued and other liabilities	(471)	(3,649)
Deferred revenue	(1,936)	(1,797)
Net cash (used in) provided by operating activities	(12,545)	1,326
Cash flows from investing activities
Purchase of property and equipment	(831)	(2,529)
Net cash used in investing activities	(831)	(2,529)
Cash flows from financing activities
Net proceeds from issuance of Series E mandatorily redeemable
convertible preferred stock	5,975	-
Proceeds from exercise of common stock warrants and options	23	123
Proceeds from bridge loans	5,394	-
Repayments on bank loans	(245)	(420)
Net cash provided by (used in) financing activities	11,147	(297)
Net increase (decrease) in cash and cash equivalents	(2,229)	(1,500)
Effect of exchange rates on cash and cash equivalents	12	20
Cash and cash equivalents at beginning of period	7,998	9,478
Cash and cash equivalents at end of period	$5,781	$7,998
Supplemental disclosure of noncash investing and financing activities
Accretion of preferred stock to redemption value	$563	$163
Conversion of preferred stock to common stock	$2,531	$-
Debt and accrued interest converted to preferred stock	$5,565	$-
Stock or options issued to nonemployees in exchange for services	$32	$67
Supplemental cash flow information
Cash paid for interest	$6	$30
Cash paid for income taxes	$23	$210

The accompanying notes are an integral part of these consolidated financial statements.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

1.	Description of the Business

UPEK, Inc. (“UPEK” or the “Company”) was incorporated in the state of Delaware on December 2, 2003.  UPEK acquired certain assets and assumed certain liabilities of the biometric fingerprint security business of STMicroelectronics N.V. (“STM”), known as the TouchChip business unit (“TouchChip”), and commenced operations as a standalone company on March 4, 2004.  Prior to the acquisition, UPEK had no significant operations, and TouchChip was an operating unit of STM and did not operate as a standalone entity. The acquisition was accounted for as a purchase business combination with UPEK as the acquiring entity.  Accordingly, the acquisition was accounted for under the purchase method of accounting and assets and liabilities acquired and equity instruments issued were recorded at fair value.

UPEK designs, develops and markets fingerprint authentication security solutions that have been integrated into a broad range of commercial, consumer and government applications.  The Company’s customers are primarily original design manufacturers (“ODMs”) or distributors that supply original equipment manufacturers (“OEMs”) in the computing, communications and consumer end markets.

Liquidity
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  For the year ended December 31, 2009, the Company incurred a net loss of approximately $19.8 million and used approximately $12.5 million of cash for operations.  As of December 31, 2009, the Company had an accumulated deficit of approximately $61.1 million and cash and cash equivalents of approximately $5.8 million.  The Company operates in an industry characterized by intense competition, supply shortages or oversupply, rapid technological change, declining average selling prices and rapid product obsolescence.  The Company expects to incur significant expenses to fund operations to develop new products and to support existing product sales.

The Company has been successful in completing several rounds of private equity financing.  Management believes that existing sources of liquidity, including proceeds from the issuance of the convertible promissory note described in Note 12, Subsequent Events, will satisfy the Company's working capital requirements for at least twelve months from the balance sheet date of December 31, 2009.  If not converted, these Notes are due in March and April of 2011. The Company has also taken actions to reduce operating expenditures, including a reduction in force as described in Note 12. There can be no assurance, however, that the Company will be successful in executing its business plan, maintaining its existing customer base, or achieving profitability.  The Company's cash needs are also dependent on the credit terms extended to it by its suppliers.  If its suppliers do not provide credit terms that are appropriate to meet its needs, the Company may have to seek alternate suppliers or additional debt or equity financing.  Failure to generate sufficient revenues, achieve planned gross margins, control operating costs or raise sufficient additional funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's business, operating results, financial condition and ability to achieve its intended business objectives.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

2.	Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The financial statements include the accounts of UPEK and its wholly-owned subsidiaries and reflect the elimination of all significant inter-group balances, intercompany accounts and transactions.

Foreign Currency Translation
The Company considers the local currency to be the functional currency for certain of its international subsidiaries.  In preparing its consolidated financial statements, the Company translates the financial statements of foreign subsidiaries from their functional currencies into United States dollars.  Translation adjustments resulting from this process are charged or credited to accumulated other comprehensive income.  Foreign currency transaction gains and losses are included in the consolidated statements of operations.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period.  These judgments, estimates and assumptions are used for, but not limited to, the accounting for sales returns and allowances, allowances for doubtful accounts, accruals for warranty costs, inventory write-downs, litigation and claims, valuation of acquired intangibles, asset impairment, share-based compensation and deferred income taxes including required valuation allowances.  The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances.  However, future events are subject to change and the best estimates and judgments routinely require adjustment.  Actual results could differ from these estimates, and these differences may be material.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the time of purchase to be cash equivalents.  At December 31, 2009 and 2008, the Company had $5.8 million and $8.0 million in cash and cash equivalents, respectively.  The Company deposits cash and cash equivalents with high credit quality financial institutions.  Included in cash and cash equivalents at December 31, 2008 is $1.5 million of restricted cash associated with a standby letter of credit issued to a supplier.  The said letter of credit expired in January 2009 and the underlying restrictions were lifted.

Concentration of Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents and accounts receivable.  Cash and cash equivalents are maintained at U.S., European and Asian financial institutions that management believes are creditworthy.  At times, deposits may be in excess of the amount of insurance provided on such deposits.  The Company has not experienced any losses on its deposits of cash and cash equivalents.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Accounts receivable are derived from sales to customers located primarily in the U.S., Europe and Asia.  The Company performs ongoing credit evaluations of its customers financial condition whenever deemed necessary and generally does not require collateral, although letters of credit or advance payments are required for certain customers.  The Company maintains an allowance for doubtful accounts receivable based on the expected collectability of all accounts receivable, taking into consideration historical bad debt experience, specific customer creditworthiness and current economic trends.

OEMs that incorporate our solutions into their products typically utilize ODMs, to design and build their subsystem products.  The OEM purchases the subsystem products from the ODM and incorporates them into the OEM’s products.  The Company’s direct customer base is relatively concentrated among a few distributors, ODMs and OEMs.  Direct customers below are identified as the customers the Company bills and from which it collect funds.

The following table summarizes revenue and accounts receivable from direct customers in excess of 10% of total revenue and receivables, respectively.  Revenue and accounts receivable from direct customers less than 10% are denoted with an “*”.

	Revenue		Accounts Receivable
	Years Ended December 31,		As of December 31,
Direct Customer	2009	2008	2009	2008

Customer A	*	*	21%	*
Customer B	*	*	14%	*
Customer C	10%	*	13%	*
Customer D	*	*	11%	*
Customer E	20%	*	*	*
Customer F	*	11%	*	34%
Customer G	*	48%	*	*

The loss of any of the significant customers noted in the above table could have a material adverse effect upon the operating results of the Company.

The Company currently buys substantially all of its wafers from two suppliers.  In addition, the Company relies on a limited number of contractors for the packaging, assembly and final testing of its products.  Although there are a limited number of other manufacturers of the particular components, management believes that other suppliers could provide similar components on comparable terms.  A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

Fair Value of Financial Instruments
The carrying value of financial instruments approximates fair value.  The Company estimates the fair value of cash and cash equivalents, accounts receivable, capital lease obligations, other current assets and current liabilities based upon existing interest rates related to such assets and liabilities compared to the current market rates of interest for instruments of similar nature and degree of risk.  The carrying value of the warrant liability represents its fair value (Note 5).

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

In September 2006, the Financial Accounting Standards Board (“FASB”) issued revised accounting guidance that defines fair value, establishes a framework for measuring fair value and expands the disclosure requirements regarding fair value measurements.  The Company adopted this guidance in January 2008 for financial assets and liabilities.

This guidance requires that the Company determine the fair value of financial and nonfinancial assets and liabilities using a prescribed fair value hierarchy and describes three levels of inputs that may be used to measure fair value, as follows:

•	Level 1 observable inputs that reflect quoted prices for identical assets or liabilities in active markets;

•
 Level 2   inputs which include observable inputs other than Level 1 inputs, such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability; and

•
 Level 3   inputs which include unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the underlying asset or liability.  Level 3 assets and liabilities include those whose fair value measurements are determined using pricing models, discounted cash flow methodologies or similar valuation techniques, as well as significant management judgment or estimation.

The following table summarizes, for each category of assets or liabilities, the respective fair value and the classification by level of input within the fair value hierarchy (in thousands):

	Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total

Liabilities
Warrant liability	$-	$-	$1,500	$1,500

The following table is a reconciliation of liabilities measured at fair value using significant unobservable inputs (Level 3) (in thousands):

Beginning balance at December 31, 2008	$2,283
Realized benefit recorded in earnings	(783)
Ending balance at December 31, 2009	$1,500

In measuring fair value where Level 3 inputs were used, we measured our warrant liability using the estimated fair value of the Company’s common stock and the terms of the warrant.  The Company’s shares have not been publicly traded, and the fair value of the Company’s common stock has been determined by the Board of Directors.  In determining the fair value of the Company’s common stock, the Board of Directors considers a number of factors, including:

•	recent transactions in the Company’s common stock with third parties, if any;

•	contemporaneous valuations performed by valuation specialists; and

•	key milestones achieved in the Company’s business, including forecasted revenue and cash flows, product development and market acceptance.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Determining the fair value of the Company’s stock requires making complex and subjective judgment and estimates.  There is inherent uncertainty in making these judgments and estimates.  The Company performed its analysis in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation.  The procedures performed to determine the fair value of the Company’s common stock were based on a probability-weighted combination of the market multiple approach and income approach to estimate the aggregate equity value of the Company at December 31, 2009.  See Note 10 for discussion of the assumptions used in determining the value of the Company’s common stock.

Inventories
Inventories are comprised of processed silicon wafers and raw materials, work in process and finished goods.  Inventories are stated at the lower of cost or market, and cost is determined using average costs.

Appropriate allowances are made to reduce the value of inventories to net realizable value where net realizable value is below cost.  This may occur where the Company determines that inventories may be slow moving, obsolete or excess or where the selling price of the product is insufficient to cover product costs and selling expense.  This evaluation takes into account expected demand, product obsolescence and other factors.  Allowances, once established, are not reversed until the related inventory has been subsequently sold or scrapped.  Recoveries of previously written down inventory are recognized only when the related inventory is sold and revenue has been recognized.

Long-Lived Assets
Long-lived assets, primarily property and equipment and amortizable intangible assets, are accounted for in accordance with ASC 360-10, Property, Plant and Equipment, which requires the review of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Impairment is determined by comparing the estimated undiscounted cash flows to the carrying amount.  A loss is recorded if the carrying amount of the asset exceeds the estimated fair value, normally calculated based on its discounted cash flows.  There have been no impairments of long-lived assets for the years ended December 31, 2009 and 2008.

Intangible assets with finite lives are amortized using the straight-line method over their useful lives ranging from six months to four years.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Property and Equipment
Property and equipment are stated at historical cost, less accumulated depreciation and amortization.  Depreciation and amortization are computed using the straight-line basis over the estimated useful lives of the assets, generally two to six years, as follows:

Useful
Life

Manufacturing and test equipment	2 - 6 years
Computer equipment	3 years
Software	3 years
Furniture and fixtures	3 - 5 years
Leasehold improvements	shorter of lease term or
the estimated useful life

In 2009, the Company recorded a $0.3 million charge in its statement of operations associated with the disposal of certain manufacturing equipment.  Upon retirement or sale, the cost of assets and the related accumulated depreciation are eliminated from the accounts and any resulting gains or losses are recorded in the period realized.  Repairs and maintenance costs are expensed as incurred.  Expenses that increase an asset’s useful life or improve an assets’ functionality are capitalized.

Internal-Use Software
Costs related to software acquired, developed or modified solely to meet the Company’s internal requirements and for which there are no substantive plans to market the software are capitalized in accordance with the provisions of ASC 350-40-15, Intangibles, Goodwill and Other - Internal Use Software.  Costs incurred after the preliminary planning stage of the project and after management has authorized and committed funds to the project are capitalized.  Computer software developed or obtained for internal use were included in Property and Equipment on the Consolidated Balance Sheets.  The Company capitalized $0.08 million and $1.4 million related to software development for internal use during the years ended December 31, 2009 and 2008, respectively.

Goodwill and Intangibles
Goodwill is not amortized and is tested for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable.

The Company performs its annual test for goodwill impairment in the fourth quarter of each fiscal year.  The Company has determined that it operates as a single reporting unit and has performed the annual goodwill impairment assessment at an enterprise level.  The Company concluded that goodwill was not impaired as the fair value of the Company’s reporting unit exceeded its carrying value.

Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment when facts or circumstances suggest that the carrying value of these assets may not be recoverable.  The Company has included amortization of acquired intangible assets directly attributable to revenue-generating activities in cost of revenues and amortization of other acquired intangible assets in operating expenses.    There were no unamortized intangible assets remaining as of December 31, 2009 or 2008.  During the year ended December 31, 2009, the Company recorded no amortization expense related to intangible assets.  During the year ended December 31, 2008, the Company recorded $0.01 million of amortization expense in operating expense.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Revenue Recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the sale price is fixed or determinable and collectability is reasonably assured.  Contracts and customer purchase orders are generally used to determine the existence of an arrangement.  The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.  The Company records reductions to revenue for customer rebates at the time revenue is recognized.  The Company assesses collectability based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.

Certain of the Company’s sales are made to distributors under agreements providing for price protection and limited right of return on unsold merchandise.  Revenue and cost relating to distributor sales are deferred until the product is sold by the distributor.  Related revenue and costs are then reflected in income based on sales reported by distributors.

The Company applies the provisions of ASC 985-605-15, Revenue Recognition, to the sale of its sensors, companion processors, and its software products and for multiple-element arrangements that include sensors or companion processors and software products.

Product Warranty
The Company accrues for estimated warranty costs at the time revenue is recognized.  Warranty cost is estimated based on historical and anticipated warranty claims.  If actual warranty costs differ significantly from these estimates, adjustments may be required in the future.

Software Development Costs
Software development costs are included in research and development and are expensed as incurred.  ASC 985-20, Costs of Software to be Sold, Leased, or Marketed, requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility.  Based on the Company’s product development process, technological feasibility is established upon the completion of a working model.  Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant.  Accordingly, the Company has charged all such costs to research and development expense in the accompanying statement of operations.

Research and Development
Research and development expenditures are charged to operations as incurred.

Litigation
The Company accrues for losses related to litigation if a loss is probable and the loss can be reasonably estimated.  The Company regularly evaluates current information available to determine whether accruals for litigation should be made.  Legal costs are expensed as incurred.  If a liability is probable and reasonably estimable, a charge to income is recorded in the period such determination is made.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Freestanding Preferred Stock Warrants
The Company accounts for freestanding warrants and other similar instruments related to shares that are redeemable in accordance with ASC 480-10, Distinguishing Liabilities from Equity.  Under ASC 480-10, the warrants that are related to the Company’s preferred stock are classified as liabilities on its consolidated balance sheets.  The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of income/(expense).  The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.  On exercise of the warrants the liability will be reclassified to stockholders’ equity (deficit).

Shipping and Handling Cost
Shipping and handling charged to customers are recorded as revenue.  Shipping costs are included in the Company’s cost of revenue.  Such charges were not significant in any of the periods presented.

Advertising Costs
The Company expenses advertising costs as incurred.  Advertising costs were $0.2 million and $0.5 million for the years ended December 31, 2009 and 2008, respectively.  Such expense is included in Sales and Marketing Expense.

Accounting for Stock-Based Compensation
The Company recognizes stock-based compensation expense for employee stock options granted or modified on or after January 1, 2006 in accordance with the provisions of ASC 718-10, Compensation – Stock Compensation, which requires a fair value recognition of compensation expense for all share-based payment awards made to its employees.  The fair value of the stock-based award is generally recognized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

The Company accounts for stock options issued to non-employees based on fair value as these instruments vest. Accordingly, the Company will be required to remeasure the fair value of the stock options at each reporting period prior to vesting and then finally at the vesting date of the equity instruments.

Income Taxes
Deferred income tax assets and liabilities are recorded based on the computation of differences between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to an amount that the Company estimates is more likely than not to be realized.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

In addition, the Company’s calculation of its tax liabilities involves dealing with uncertainties in the application of complex tax regulations.  The Company is subject to income tax audits in all of the jurisdictions in which it operates and, as a result, must also assess exposures to any potential issues arising from current or future audits of current and prior year’s tax returns.  Accordingly, the Company must assess such potential exposures and, where necessary, provide a reserve to cover any expected loss.  To the extent that the Company establishes a reserve, its provision for income taxes would be increased.  If the Company ultimately determines that payment of these amounts is unnecessary, it reverses the liability and recognizes a tax benefit during the period in which it determines that the liability is no longer necessary.  The Company records an additional charge in its provision for taxes in the period in which it determines that tax liability is greater than the Company’s original estimate.

The Company has elected to use the “with and without” approach as described in ASC 740-20, Income Taxes-Intraperiod Tax Allocation, in determining the order in which tax attributes are utilized.  As a result, the Company will only recognize a tax benefit for stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized.  In addition, the Company has elected to account for the indirect effects of stock-based awards on other tax attributes, such as the research tax credit, through its statement of operations.

The Company follows the prescribed guidance as per ASC 740-10, Income Taxes for recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  ASC 740-10 utilizes a two-step approach for evaluating uncertain tax positions.  Step one, Recognition, requires a company to determine if the weight of available evidence indicates that a tax position is more likely than not to be sustained upon audit, including resolution of related appeals or litigation processes, if any.  Step two, Measurement, is based on the largest amount of benefit, which is more likely than not to be realized on ultimate settlement.  ASC 740-10 specifies that tax positions for which the timing of the ultimate resolution is uncertain should be recognized as long-term liabilities.  The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s benefit from income taxes.

Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in equity during the period from transactions and other events and circumstances from nonowner sources.  The Company’s comprehensive loss for each period presented is comprised of the Company’s net loss and foreign currency translation, net of tax.  The Company has reported the components of comprehensive income (loss) on its combined and consolidated statements of mandatorily redeemable convertible preferred stock, net investment and stockholders’ deficit.  Accumulated other comprehensive income at December 31, 2009 and 2008 were attributable solely to the effects of foreign currency translation.

Recent Accounting Developments
In May 2009, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  In particular, the new standard sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  The Company applied the requirements of this standard effective December 31, 2009.  The adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

In June 2009, the FASB issued a new accounting standard that establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s results of operations, financial position or cash flows.

In October 2009, the FASB issued amended guidance that require entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. The amendments are required to be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not anticipate the adoption of these standards to have a material impact on its operations, financial position or cash flows.

In January 2010, the FASB issued new accounting guidance related to the disclosure requirements for fair value measurements and provided clarification for existing disclosure requirements.  More specifically, this update will require (a) an entity to disclose separately the amounts of significant transfers in and out of Level 1 and 2 fair value measurements and to describe the reasons for the transfers; and (b) information about purchases, sales, issuances and settlements to be presented separately (i.e., present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs).  The new disclosures clarifications of existing disclosures are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements related to the purchases, sales, issuances and settlements in the rollforward activity of Level 3 fair value measurements.  Those disclosure requirements are effective for fiscal years ending after December 15, 2010.  The Company does not anticipate the adoption of the updated guidance will have a material impact on its consolidated financial position, results of operations and cash flows.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

3.	Balance Sheet Components

Accounts receivable, net, were the following:

	December 31,
	2009	2008
	(in thousands of dollars)

Accounts receivable	$2,665	$2,372
Allowance for doubtful accounts	(24)	(37)
	$2,641	$2,335

For the years ended December 31, 2009 and 2008, write-offs of accounts receivable were $0.04 million and $0.02 million, respectively.  The Company had no recoveries for the years ended December 31, 2009 and 2008, respectively.

Inventories, net, consisted of the following:

	December 31,
	2009	2008
	(in thousands of dollars)

Wafers and raw materials	$1,055	$2,480
Work in process	237	615
Finished goods	583	3,091
	$1,875	$6,186

Property and equipment, net, consisted of the following:

	December 31,
	2009	2008
	(in thousands of dollars)

Manufacturing and test equipment	$3,492	$4,289
Computer equipment	851	882
Software	2,124	2,247
Furniture and fixtures	315	314
Leasehold improvements	169	168
	6,951	7,900
Less: Accumulated depreciation and amortization	(5,096)	(4,483)
	$1,855	$3,417

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Depreciation and amortization expense was $1.9 million and $2.0 million for the years ended December 31, 2009 and 2008, respectively.  The Company had no property and equipment under capital leases as of December 31, 2009 and 2008.

Accrued liabilities consisted of the following:

	December 31,
	2009	2008
	(in thousands of dollars)

Employee compensation	$1,190	$1,174
Customer rebates	76	867
Accrued vendor invoices	2,014	1,798
Product warranty	142	261
Other accrued liabilities	24	53
	$3,446	$4,153

4.	Income Taxes

Income (loss) before income taxes consisted of the following:

	December 31,
	2009	2008
	(in thousands of dollars)

United States	$(6,810)	$1,346
International	(12,918)	(2,775)
	$(19,728)	$(1,429)

The components of the provision for income taxes (tax benefit) were as follows

	December 31,
	2009	2008
	(in thousands of dollars)

Current
Federal	$9	$21
State	4	2
Foreign	11	15
	24	38
Deferred
Federal	-	-
State	-	-
Foreign	-	20
	-	20
Total provision for income taxes	$24	$58

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Deferred tax assets (liabilities) consist of the following:

	December 31,
	2009	2008
	(in thousands of dollars)

Deferred tax assets
Reserves and accruals	$434	$559
Deferred revenue	273	275
Net operating loss carryforwards	6,495	3,390
Other	1	2
	7,203	4,226
Deferred tax liabilities
Intangible assets	-	-
Other	(68)	(66)
	(68)	(66)
Total deferred taxes	7,135	4,159
Valuation allowance	(3,271)	(295)
Net deferred tax assets	$3,864	$3,864

The Company considers available objective evidence, both positive and negative, including the Company’s history of operating losses, carryback availability, expectations for future income and ongoing prudent and feasible tax planning strategies, in assessing whether realization of the Company’s deferred tax assets is more likely than not.  Accordingly, the Company has provided a valuation allowance of $3.3 million against its net deferred tax assets at December 31, 2009.

As of December 31, 2009 the Company had net operating loss carryovers of $25.1 million for federal and $12.9 million for California.  The net operating losses begin to expire in 2024 for federal purposes and in 2014 for California purposes.  Utilization of the net operating losses may be subject to annual limitation provided by Section 382 of the Code of 1986 and similar California provisions.

The Company continuously monitors the circumstances impacting the expected realization of its deferred tax assets for each jurisdiction.  The Company considers all available evidence, both positive and negative, including historical levels of income in each jurisdiction, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.  If the Company determines it is more likely than not that some or all of its deferred tax assets will be realized in the foreseeable future, the Company will adjust its valuation allowance accordingly.  A change in the Company’s assessment regarding the realization of its deferred tax assets will impact its effective tax rate in the period the Company revises its assessment and in subsequent periods.

The Company provides for deferred taxes under ASC 740-30, Income Taxes – Other Considerations or Special Areas, for the presumed repatriation of earnings from all non-U.S. subsidiaries and unconsolidated affiliates with the exception of Singapore.  The indefinite reversal criterion of ASC 740-30-25 allows the Company to overcome that presumption, as the Company has plans to indefinitely reinvest earnings in Singapore.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Accounting for Uncertainty in Income Taxes
In accordance with ASC740 – Income Taxes, the Company recognizes tax positions for which the timing of the ultimate resolution is uncertain as long-term liabilities.  The Company’s total amount of unrecognized tax benefits as of December 31, 2009 was $4.2 million and, if recognized, $0.3 million would reduce the Company’s effective tax rate and $3.9 million would be recorded as a reduction of deferred tax assets.

The following table summarizes the activity related to our gross unrecognized tax benefits:

(in thousands of dollars)

Balance at January 1, 2009	$4,236
Change in period	-
Balance at December 31, 2009	$4,236

The Company includes interest and penalties related to unrecognized tax benefits within the Company’s income tax provision.  For the twelve months ended December 31, 2009 and 2008, the Company recorded $0.01 million and $0.02 million, respectively, of interest and penalties related to unrecognized tax benefits in its provision for income taxes.

The Company’s primary tax jurisdictions are the United States, the Czech Republic and Singapore.  The tax years 2005 through 2009 remain open and subject to examination by the appropriate governmental agencies in the United States, the Czech Republic and Singapore.

5.	Related Party Transactions

Agreements with STM
The Company entered into several agreements with STM that governed the acquisition of certain assets and assumption of certain liabilities associated with the business of TouchChip and the relationship between STM and UPEK subsequent to the consummation of the acquisition.  These include a contribution agreement, a noncompetition agreement, a license agreement, a purchase and supply agreement and several transition services agreements and shared functions and transition services, research and development services and equipment leasing arrangements.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Contribution Agreement
Under the contribution agreement, STM transferred to the Company, among other things, certain assets used exclusively in TouchChip’s business, employees of TouchChip, intellectual property assets and related documentation and all shares of STM’s wholly-owned subsidiary in the Czech Republic, STMicroelectronics Design and Application, s.r.o., and the Company assumed STM’s rights and obligations under certain agreements and other liabilities associated with TouchChip.  Such agreement provided for standard indemnification from STM for, among other things, damages arising from breach or inaccuracy of any representation or warranty made by STM and breach or nonfulfillment of its covenants and liabilities associated with customers or warranty claims arising prior to the closing of the transaction.  Such indemnification generally extended for 18 months following the closing of the transaction, subject to a $10 million cap for breaches of certain representations and warranties.  In addition, the Company generally agreed to indemnify STM for damages arising from any assumed liabilities acquired by the Company for 18 months after the closing of the transaction, subject to a $10 million cap.  Under the contribution agreement, STM and its affiliates are prohibited from competing with the Company’s operation of the TouchChip business as it was operated by STM or as the business was proposed to be conducted by the Company at the time of the closing of the transaction.  Specifically, such business includes the development, marketing and sale of products, components, subsystems, solutions or services for fingerprint biometric applications.  This noncompetition agreement expired in March 2008.

License Agreement
The Company entered into a license agreement with STM in connection with its acquisition of TouchChip.  Under this agreement, STM granted the Company an irrevocable, perpetual, worldwide, nonexclusive, royalty-free, non sublicensable license to certain patents and pending patent applications to use, sell and otherwise dispose of products and services.  This license was limited to the field of fingerprint biometric applications and for use as navigation devices until March 2008, after which there is no field of use restriction.  This license extends in perpetuity or until the expiration of a particular licensed patent, subject to earlier termination by STM upon the Company’s bankruptcy or insolvency, dissolution or certain similar events, the Company’s breach of the prohibition against sublicensing the licensed intellectual property, subject to a cure period, or the Company’s breach of any other provision of the license agreement, as determined by an independent arbitrator and subject to a cure period.

STM further agreed not to assert, or to allow its subsidiaries to assert, any claims against the Company under certain of its patents or otherwise that are related to STM patents and intellectual property rights that were embodied in TouchChip products as of the closing of the acquisition.  This nonassert covenant is limited to the fields of fingerprint biometric applications or navigation applications and does not extend to intellectual property directed toward processes for the manufacturing of semiconductor devices.

Under the license agreement, the Company granted to STM and its subsidiaries a perpetual, worldwide, nonexclusive, royalty-free, nontransferable license to any improvements on the STM patents the Company patents during the four-year period ending March 4, 2008 outside the field of fingerprint biometric applications.  This license is not sublicensable by STM during such four-year period outside the field of fingerprint biometric applications.  The Company also agreed not to assert any claims against STM related to any improvements that are not the subject matter of a patent during this period.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Purchase and Supply Agreement
On March 4, 2004, the Company also entered into a purchase and supply agreement with STM for the supply of semiconductor wafers, sensors and companion chips and related foundry and manufacturing services by STM.  The initial term of this agreement expired in March 2007 and is subject to automatic renewal on an annual basis unless terminated with at least six months’ notice.  The Company has not received any notice of termination of this agreement from STM.  Under this agreement, STM is obligated only to use reasonable efforts to supply the Company with products, subject to STM’s capacity availability.  Under the agreement, prices for items the Company orders are to be negotiated in good faith on an annual basis and based on the most favorable prices offered by STM to other customers for products in similar technologies and volumes.

During the term of this agreement, STM is obligated to use commercially reasonable efforts to make available to the Company the benefit of its existing foundry relationships so that any foundry already qualified on the wafers or products the Company orders would be available to the Company.  STM also agreed to pass its foundry pricing to the Company plus a handling charge and to assist one alternate supplier of sensor wafers with the initial start-up of production.

The agreement provides that STM indemnify the Company against intellectual property infringement claims relating to its design rules or design kit models and that the Company indemnify STM for certain claims arising out of the combination of an STM product manufactured for the Company with other products and certain claims related to specifications, designs or software the Company provides to STM.  STM’s total liability under such provision is limited to the aggregate purchase price for wafers or products that are the subject matter of each claim purchased in the most recent 12 months prior to the event giving rise to such claim, subject to certain exceptions.  STM has made a claim for indemnification from the Company under this provision, as more fully described in Note 7.

Sale of Series A Preferred Stock by STM
In June 2005, STM entered into a stock purchase agreement with all of the holders of the Company’s Series B-1 preferred stock, pursuant to which STM sold all 3,333,333 of its shares of Series A preferred stock to the purchasers at $3.75 per share.  The Company was a party to this agreement only with respect to its waiver of a right of first refusal it held in connection with the transfer of these shares and certain miscellaneous provisions.  The agreement also provided that if, within six months of the closing of this sale, any of the purchasers sold more than 133,333 shares of the Series A preferred stock acquired in the transaction, other than in connection with certain change of control transactions or an initial public offering of the Company’s securities at a price greater than $4.20 per share, the selling purchaser would become obligated to pay additional consideration to STM based on the price at which it sold such shares.  In addition, the purchasers agreed not to vote to amend our certificate of incorporation to provide for liquidation preferences of greater than $4.20 per each share of either Series A or Series B-1 preferred stock.

Issuance of Warrant to STM
In June 2005, the Company issued a warrant to STM to purchase 666,666 shares of its common stock at an exercise price equal to $0.03 per share.  In exchange for the issuance of the warrant, among other consideration, STM agreed to provide certain financial statements relating to TouchChip and other financial information to the Company prior to September 30, 2006, to consent to the use of such financial information in the Company’s SEC filings and to assist the Company in various matters related to such financial information and certain other conditions.  The Company agreed to reimburse STM for auditor fees and expenses incurred in relation thereto.  STM provided certain financial statements to the Company prior to September 29, 2006.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

STM may exercise the warrant, subject to certain conditions, during the period starting from the date on which the Company has provided a transaction notice to STM of its intention to consummate either a change of control or an initial public offering of its securities, either meeting certain minimum valuation thresholds, and ending 15 days following the date of such notice in the event of a qualified change of control or 180 days following the effective date of a qualified initial public offering.

The warrant also provides that, if the net value of the shares issued upon exercise of the warrant is less than $1.5 million, the Company will pay STM the difference between $1.5 million and the actual net value of such shares.

Under the agreement, STM agreed that it will vote its shares in the same manner as the holders of a majority of the Company’s then outstanding shares of Series A and Series B-1 preferred stock with respect to a change in control if such change in control is approved by its Board of Directors.

During the year ended December 31, 2006, STM cooperated with the Company under the terms of the warrant agreement to provide the Company audited financial statements of TouchChip prior to March 4, 2004 and unaudited prior financials of TouchChip prior to March 4, 2004.  The Company concluded that STM had substantially fulfilled its obligations under the warrant agreement as of September 30, 2006.  The warrant agreement is being accounted for as a liability award due to its minimum cash settlement feature, and, accordingly, the cost of the warrant will be adjusted each quarter based on changes in the fair market value of the Company’s common stock until such time as the warrant is exercised, cancelled or expires.  During the year ended December 31, 2008, the fair value of the Company common stock declined and the Company recorded a benefit of $3.1 million related to the change in the carrying value of the warrant.  During the year ended December 31, 2009, the fair value of the Company common stock further declined and the Company recorded a benefit of $0.8 million related to the change in the carrying value of the warrant. The warrant was unexercised as of December 31, 2009.

STM Right of First Refusal
The Company is also party to an agreement with STM providing it with a right of first refusal to purchase the intellectual property assets the Company purchased from STM in the event the Company resolves to sell or dispose of all or substantially all of its assets for less than $35 million (prorated with respect to a sale of substantially, but less than all, assets), to cease operations or to enter into bankruptcy, insolvency or reorganization proceedings.  In such event, STM has the right to make an offer to the Company to acquire such assets at their mutually agreed fair market value.  If the parties cannot agree on a fair market value, the Company is permitted to sell such assets to a third party.  This right of first refusal will terminate upon the earlier of STM’s exercise of its warrant to purchase 666,666 shares of the Company’s common stock or the consummation of the Company’s initial public offering.

Transactions with STM
In 2009 and 2008, the Company accrued or paid for cost of services and product to STM in the aggregate amount of $2.9 million and $10.3 million, respectively.  As of December 31, 2009 and 2008, the Company had amounts due to STM of $0.5 million and $0.8 million and, respectively.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Accent S.r.l.
The Company utilizes Accent S.r.l., a provider of technology consulting services, to provide consulting services for the development of its products.  Three members of the Company’s Board of Directors are also on Accent’s Board of Directors.  In 2009 and 2008, the Company accrued or paid for the cost of services to Accent in the aggregate amount of $0.4 million and $1.8 million, respectively.  As of December 31, 2008, the Company had amounts due to Accent of $0.2 million; no amounts were due Accent at December 31, 2009.

Cadence Design Systems Agreement
In 2004, the Company entered into an agreement with Cadence Design Systems, a provider of design software.  A member of the Company’s Board of Directors is also on the Board of Directors of Cadence.  For the years 2009 and 2008, the Company accrued or paid for the cost of services to Cadence for $0.7 million and $0.4 million, respectively.  As of December 31, 2009 and 2008, the Company had amounts due to Cadence of $0.6 million and $0.03 million, respectively.

6.	Borrowings

The Company had a loan and security agreement (the “Credit Facility”) with a bank that included a working capital line of credit (the “Revolver”) for up to $5.0 million and term loans (the “Term Loan”) for financing the purchase of equipment, software, furniture and other assets for up to $5.5 million.  The amended facility expired on December 31, 2008.

The Credit Facility was collateralized by substantially all of the Company’s assets, excluding intellectual property on which there was a negative pledge, and a pledge of all of the stock of the Company’s U.S. subsidiaries and two-thirds of the stock of the Company’s foreign subsidiaries.  The interest on the Revolver was at the bank’s prime rate and on the Term Loan at the bank’s prime rate plus 1.00% (4.25% at December 31, 2008).  The maturity dates of the amended Credit Facility were December 31, 2008 for the Revolver and between September 30, 2007 and September 30, 2008 for the Term Loan.  The Credit Facility carried no prepayment penalty and no commitment fees for the unused portion of the facility.  No borrowings under the Revolver were outstanding at December 31, 2008.  There were no borrowings outstanding under the Term Loan at December 31, 2009, and were approximately $0.2 million at December 31, 2008.

The terms of the Credit Facility required the Company to comply with financial covenants, including a minimum ratio of unrestricted cash plus eligible accounts receivable to bank indebtedness of at least 1.50 to 1.00 and a minimum rolling three-month revenue covenant of at least 80% of the Company’s most recent annual plan approved by the Board of Directors.  The Credit Facility also contained a restriction on the payments of dividends.  No amounts are available under the expired Credit Facility as of December 31, 2009.  The Company repaid the remaining $0.2 million Term Loan balance in the second quarter of 2009.

7.	Commitments and Contingencies

Facility and Equipment Lease
The Company leases certain of its operating facilities under noncancellable operating leases that expire at various times through 2010.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The following are the remaining future minimum payments required under operating leases as of December 31, 2009 for the year ended December 31, 2010:

Operating
Leases
Minimum
Lease
Payments
(in thousands of dollars)

2010	$395

Total minimum lease payment	$395

Rent expense for operating leases was $0.9 million and $0.9 million for the period ended December 31, 2009 and 2008, respectively.

Purchase and Other Commitments
The Company enters into inventory related purchase commitments with various suppliers for products which it intends to sell in the normal course of business.  The Company had $0.8 million and $1.6 million of noncancellable purchase commitments as of December 31, 2009 and 2008, respectively.

In February 2008, the Company issued a $1.5 million standby letter of credit to one of its suppliers which guaranteed payment associated with inventory purchase commitments.  The letter of credit expired in January 2009.

Legal Settlements
In October 2007, the Company entered into a settlement agreement with IDEX ASA related to claims made against STM prior to the Company’s acquisition of certain assets and assumption of certain liabilities of STM’s TouchChip business.  The settlement covers any and all alleged past and future damages due to IDEX by STM and/or UPEK under a Development and License Agreement entered into between STM and IDEX in 2001.  Under the settlement agreement, the Company paid IDEX $1.9 million in cash during the year ended December 31, 2007 and an additional $0.4 million in cash during the year ended December 31, 2008.  The Company is also required to pay an additional $0.2 million upon the execution of a mutually agreeable agreement between the Company and IDEX, which provides for certain licensed patent rights and obligations.  The Company recorded a charge of $2.5 million related to the IDEX settlement agreement in its statement of operations for the year ended December 31, 2007.

Contingencies

Indemnification Obligations
The Company is subject to certain indemnification obligations to STM in connection with the supply and purchase agreement entered into at the time of the Company’s acquisition of TouchChip business unit.  These indemnification obligations cover a variety of aspects of the Company’s business, including, but not limited to STM products manufactured for UPEK.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The Company’s bylaws require it to indemnify its officers and directors, as well as those who act as directors and officers of other entities at the request of the Company, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to the Company.  In addition, the Company has entered into separate indemnity agreements with each director and officer that provide for indemnification of these directors and officers under certain circumstances.  The Company purchases insurance to cover claims or a portion of any claims made against its directors and officers.  Since a maximum obligation is not explicitly stated in the Company’s bylaws or these indemnity agreements and will depend on the facts and circumstances that arise out of any future claims, the overall maximum amount of the obligations cannot reasonably be estimated.  Historically, the Company has not made payments related to these indemnification obligations and the Company believes the estimated fair value of these indemnification obligations is not considered to be material.  Accordingly, the Company has recorded no liabilities for these agreements as of December 31, 2009 and 2008.

As is customary in the Company’s industry and as provided for in local law in the U.S. and other jurisdictions, many of the Company’s standard contracts provide remedies to customers and other third parties with whom the Company enters into contracts, such as defense, settlement or payment of judgment for intellectual property claims related to the use of its products.  From time to time, the Company also agrees to indemnify customers, suppliers, contractors, lessors, lessees and others with whom it enters into contracts, against loss, expense or liability arising from various triggering events related to the sale and the use of the Company’s products and services, the use of their goods and services, the use of facilities and other matters covered by such contracts, usually up to a specified maximum amount.  In addition, from time to time, the Company also agrees to indemnify these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations.  Claims made under such indemnification obligations have been insignificant, and the Company believes the estimated value of these indemnification obligations is not material.  Accordingly, the Company has recorded no liabilities for these provisions as of December 31, 2009 and 2008.

The Company is a party to an agreement with a major customer pursuant to which the Company may be obligated to indemnify the other party with respect to epidemic defects.  The terms of the indemnification obligation are three years from shipment of the goods.  There is a limit to the Company’s potential liability for indemnification and the Company has an errors and omissions insurance policy that substantially reduces the exposure and possible losses.  The amount of potential future payments, if any, that might be required to make as a result of this agreement cannot be estimated.  To date, no indemnification claims have been made.  As a result, the Company believes the estimated value of this indemnification agreement is not material.  Accordingly, no accruals were made for any amounts for this indemnification obligation as of December 31, 2009 and 2008.

Legal Contingencies
The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business, including intellectual property litigation.  While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows and no amounts were accrued for these exposures at December 31, 2009 and December 31, 2008.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

AuthenTec Delaware Litigaton
On January 29, 2010, UPEK filed a complaint against AuthenTec, Inc., in the Court of Chancery of the State of Delaware.  Through this action, captioned UPEK, Inc. v. AuthenTec, Inc., UPEK sought a judicial declaration that: (i) UPEK's stockholder notice of intent to nominate candidates for election to AuthenTec’s board of directors and to propose an amendment to AuthenTec’s bylaws at the upcoming annual meeting of AuthenTec’s stockholders (the "Notice") complies with Delaware law and AuthenTec’s relevant bylaws, and that UPEK is entitled to have its slate of nominees and proposed bylaw amendment voted on by AuthenTec stockholders; (ii) AuthenTec's certificate of incorporation on file with the Secretary of State of the State of Delaware is the true certificate of incorporation of AuthenTec; and (iii) the true certificate of incorporation permits record holders of not less than 10% of the Common Stock to call a special meeting of AuthenTec stockholders ("Special Meeting"). On February 12, 2010, AuthenTec filed an answer to UPEK’s complaint and asserted counterclaims, later amended on February 23, 2010, alleging that (i) the Notice failed to comply with AuthenTec's advance notice bylaw, and (ii) UPEK had breached a nondisclosure agreement between UPEK and AuthenTec.  On March 1, 2010, the parties entered into a stipulation which narrowed their respective claims.  In particular, AuthenTec stipulated that it would not preclude UPEK from nominating its candidates at any Special Meeting or presenting its proposed bylaw amendment at any Special Meeting, except on the ground that the Notice failed to “completely and truthfully” provide the information required by AuthenTec’s advance notice bylaw.  After expedited discovery, on April 6, 2010, AuthenTec stipulated to the remaining relief sought by UPEK in the action and dropped its counterclaim disputing the Notice's validity on any grounds. AuthenTec's counterclaim alleging violation of the parties' nondisclosure agreement remains pending.  No estimate can be made of the potential range of costs that may have to be incurred in this matter and, accordingly, no liability has been recorded.

AuthenTec Patent and Trade Secret Litigation
On January 29, 2010, UPEK filed a complaint in the United States District Court for the Northern District of California (San Jose Division), captioned UPEK, Inc. v. AuthenTec, Inc., (Case No. 10-cv-00424-JL (PVT)).  The complaint alleges that AuthenTec has been infringing a UPEK patent and seeks damages and injunctive relief in connection therewith. The complaint also alleges that five of AuthenTec's patents are not infringed by UPEK and that those patents are invalid, and seeks declaratory relief in connection therewith. On February 3, 2010, AuthenTec responded to UPEK's complaint.  In its response, AuthenTec also counterclaimed for infringement of the five patents UPEK raised in its complaint. AuthenTec also counterclaimed against UPEK for  misappropriation of trade secrets relating to the Company’s hiring of certain former employees of Atrua Technologies, Inc. (“Atrua”). On February 23, 2010, UPEK amended its complaint to include allegations that one of AuthenTec's patents was unenforceable.  On March 23, 2010, AuthenTec responded to UPEK's amended complaint.  On March 24, 2010, UPEK served a motion for sanctions on AuthenTec, which alleged that counterclaims under three of the five patents that AuthenTec accuses UPEK of infringing are frivolous.  This motion for sanctions was filed on April 26, 2010.  On April 22, 2010, AuthenTec filed amended counterclaims.  In its amended counterclaims, AuthenTec dropped infringement claims under two of AuthenTec's patents (one which was identified in UPEK's sanctions motion) and added infringement claims under one of AuthenTec's patents.  No estimate can be made of the potential range of costs that may have to be incurred in this matter and, accordingly, no liability has been recorded.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

International Automated Systems, Inc.
International Automated Systems, Inc., or IAS, has filed a lawsuit in Utah against IBM Corporation and Lenovo, International Automated Systems, Inc. v. IBM, IBM Corporation, IBM Personal Computing Division, Lenovo (United States) Inc., Lenovo Group Ltd. and John Does 1-20, Case No. 2:06CV00115 BSJ (D. Utah) (the “Utah Action”).  Lenovo is UPEK’s largest customer and IBM was UPEK’s largest customer prior to the sale of its personal computer division to Lenovo in May 2005.  In the Utah Action, IAS alleges that IBM and Lenovo infringe U.S. Patent No. 5,598,474 (the “474 Patent”), which, according to IAS, covers the fingerprint sensors used on each company’s computer systems.  Because the fingerprint sensors used in IBM and Lenovo computers are supplied by UPEK, both IBM and Lenovo have sought indemnification from UPEK.  While acknowledging UPEK’s indemnification obligations to IBM and Lenovo, UPEK asserts that none of its products infringe the 474 Patent and plans to vigorously defend IAS’s infringement allegations.  To that end, on March 28, 2006, UPEK filed a lawsuit in the U.S. District Court for the Northern District of California, Case No. C 06 02237 (the “California Action”), against IAS seeking a declaratory judgment that UPEK does not infringe the 474 Patent and that the 474 Patent is not valid.  On April 17, 2006, IAS filed an amended complaint in the Utah Action to add UPEK as a party to that lawsuit.  On June 12, 2006, UPEK answered IAS’s amended complaint on June 23, 2006 and filed counterclaims seeking declaratory judgments of noninfringement and patent invalidity.  On June 23, 2006, the California Action was transferred to Utah.  On July 20, 2006, the Court in the Utah Action, on UPEK’s motion, stayed litigation against IBM and Lenovo so that UPEK could proceed with defense of the Utah Action.  On January 8, 2008, the Court in the 115 Action against UPEK, IBM and Lenovo issued an order consolidating the 115 Action into the 72 Action.  This case was dismissed on April 28, 2009, after IAS, UPEK, IBM and Lenovo executed a settlement agreement releasing the parties from any liability to each other.

Innovative Biometric Technology, Inc. ("IBT")
In April 2009 a customer informed the Company that IBT is alleging that certain notebook computers using UPEK technology infringed on a patent. The Company has not been named in the lawsuit, but has been asked by the customer for indemnification. Subsequently, four additional customers have been named in the suite and have asked the Company for indemnification. The Company has agreed to provide certain indemnifications in accordance with the underlying contracts with these customers. IBT is seeking unspecified monetary damages from the defendants in this case. The Company believes IBT’s patent is invalid and not infringed.

8.	Mandatorily Redeemable Convertible Preferred Stock

Mandatorily redeemable convertible preferred stock by series at December 31, 2009 is as follows:

		Shares
		Issued
	Shares	and	Carrying	Liquidation
(in thousands)	Authorized	Outstanding	Value	Value

Series A-1	3,333	2,653	$7,692	$7,958
Series B-2	6,917	5,500	16,491	16,500
Series C-1	530	429	5,642	5,670
Series D-1	438	332	5,302	5,314
Series E	3,400	3,315	11,964	23,611
	14,618	12,229	$47,091	$59,053

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Mandatorily redeemable convertible preferred stock by series at December 31, 2008 is as follows:

		Shares
		Issued
	Shares	and	Carrying	Liquidation
(in thousands)	Authorized	Outstanding	Value	Value

Series A	3,333	3,333	$9,548	$10,000
Series B-1	6,917	6,917	20,734	20,750
Series C	757	757	9,932	10,000
Series D	440	438	6,978	7,000
	11,447	11,445	$47,192	$47,750

Sales of Series E Preferred Stock
In April 2009, the Company issued an aggregate of $5.4 million in convertible promissory notes and warrants to purchase approximately 2.0 million shares of the Company’s common stock.  The per share exercise price of each warrant is $0.01.  The promissory notes accrued interest at 7% and were due on the earlier of (i) written demand, with the consent of the holders of the majority of the aggregate principal amount of the notes (“majority holders”), on or after October 30, 2009 or (ii) upon the occurrence of an event of default.  In September 2009, in connection with the Series E financing, the outstanding principal amount of the notes and accrued interest was converted, at the option of the majority holders, into shares of capital stock on the same terms as investors that purchased capital stock in the equity financing.  The Company issued 1,562,510 shares of Series E preferred stock towards the convertible promissory notes and accrued interest.

All warrants issued in April 2009 in connection with the convertible promissory notes were exercised in conjunction with the first close of the Series E investment.

In September 2009, the Company raised $3.7 million in proceeds through the issuance of 1,036,160 shares of Series E preferred stock.  In October 2009, the Company raised an additional $2.5 million in proceeds through the issuance of 715,960 shares of Series E preferred stock in a second closing.  An additional 2.9 million warrants to purchase common stock were issued in connection with the Series E financing.  The per share exercise price of each warrant was $2.00.  These warrants were outstanding and unexercised at December 31, 2009.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Exchange of Series A, Series B-1, Series C and Series D Preferred Stock
Concurrent with the first closing of Series E, holders of preferred stock were entitled to exchange their remaining shares from Series A, Series B-1, Series C, and Series D to Series A-1, Series B-2, Series C-1, and Series D-1, respectively, on a one-to-one basis.  Any remaining shares not exchanged converted to common stock on the closing of Series E.  A total of 2.3 million shares of preferred stock were converted to common stock in conjunction with the Series E financing.  Additionally, 227,143 shares of Series C preferred stock converted to common stock in April 2009 with the initiation of the bridge loan financing.

Derivative Instruments
The Company accounts for derivative instruments in accordance with the provisions of ASC 815,  Derivatives and Hedging, and its related interpretations which establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.

In connection with the April 2009 financing, the Company allocated the net proceeds between the convertible promissory notes and the warrants based on their estimated fair values. The relative fair value allocation resulted in a debt discount of $2.74 million representing the value assigned to the common stock warrant.

The discount on the convertible promissory notes was amortized using the effective interest rate method resulting in an amortization charge of $1.4 million, which was charged to interest expense.  The notes were converted on September 28, 2009, prior to their due date and the unamortized debt discount of $0.7 million was charged to interest expense on conversion.

In addition, a beneficial conversion feature was embedded in the convertible promissory notes, was measured at $2.0 million on issuance, and was expensed when the contingency was resolved and conversion occurred.

Redemption
At the request of the holders of at least the two thirds of the then outstanding Series A-1, Series B-2, Series C-1, Series D-1, and Series E preferred stock, voting together as a single class, the Company shall redeem all of the then outstanding shares of Series A-1, Series B-2, Series C-1,  Series D-1, and Series E preferred stock, at a redemption price of $3.00, $3.00, $13.21, $15.99, and $7.1234 per share, respectively, plus all declared and unpaid dividends.  Such redemption will be in three equal annual installments beginning no earlier than September 28, 2014.

Accretion of Preferred Stock Redemption Value
Since the Company’s Series A-1, B-2, C-1, D-1 and E preferred stock has a mandatory redemption provision, the Company accretes an amount in each period that is necessary to adjust the carrying value of preferred stock to an amount equal to its estimated redemption value over the period to redemption using the effective interest method.  The estimated redemption value of the preferred stock as determined was $59.1 million and $47.8 million on December 31, 2009 and 2008, respectively.

Voting Rights
Each share of Series A-1, B-2, C-1,D-1 and E preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as set forth below and as otherwise required by law.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

For so long as any shares of preferred stock remain outstanding, consent of the holders of at least a majority of the preferred stock, voting as a single class on an as-converted basis, shall be required for any action that alters or changes the rights, preferences or privileges of any series of preferred stock so as to adversely affect such shares; increases or decreases the authorized number of shares of common or preferred stock; creates any new class or series of shares having rights, preferences or privileges senior to or on parity with the preferred stock; results in the redemption or repurchase of any shares of common stock, except under the Company’s stock option plan, otherwise in connection with the termination of services and through the exercise of first refusal rights; results in any merger, other corporate reorganization, sale of control or any transaction disposing of substantially all of the assets of the Company; amends or waives any provision of the Company’s amended and restated certificate of incorporation or amended and restated bylaws relative to the preferred stock so as to adversely affect the preferred stock; increases or decreases the authorized size of the Company’s Board of Directors; results in the payment or declaration of any dividend on any shares of common stock or preferred stock; or issuance of debt in excess of $0.1 million.

The holders of Series A-1 are entitled to elect one member of the Board of Directors of the Company.  The holders of Series B-2 preferred stock are entitled to elect three members of the Board of Directors of the Company.  The holders of common stock and preferred stock, voting together on an as-converted basis, are entitled to elect five members of the board.

Dividends
Holders of Series  A-1 and B-2 preferred stock are entitled to receive noncumulative dividends of $0.24 per share per annum when and if declared by the Board of Directors in preference to the distribution of any dividends to the holders of common stock.  Holders of Series C-1 preferred stock are entitled to receive noncumulative dividends of $1.0566 per share per annum when and if declared by the Board of Directors in preference to the distribution of any dividends to the holders of common stock.  Holders of Series D-1 preferred stock are entitled to receive noncumulative dividends of $1.2792 per share per annum when and if declared by the Board of Directors in preference to the distribution of any dividends to the holders of common stock.  Holders of Series E preferred stock are entitled to receive noncumulative dividends of $0.2849 per share per annum when and if declared by the Board of Directors in preference to the distribution of any dividends to the holders of common stock.  The holders of Series A-1, B-2, C-1, D-1 and E preferred stock will also be entitled to participate in dividends on common stock, when and if declared by the Board of Directors, based on the number of shares of common stock held on an as-if converted basis.  No dividends on any series of preferred stock or common stock have been declared by the Board of Directors from inception through December 31, 2008 or December 31, 2009.

Liquidation
In the event of any liquidation, dissolution or winding up of the Company, including a merger, or acquisition or sale of assets where the beneficial owners of the Company’s common stock and preferred stock own less than a majority of the resulting voting power of the surviving entity or a sale of all or substantially all of the Company’s assets, the holders of Series E preferred stock are entitled to receive an amount of $7.1234 per share, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Series A-1, Series B-2, Series C-1, and Series D-1 preferred stock or common stock.  Should the funds distributed be insufficient to permit full payment of the preferential amount, then the entire assets and funds available will be distributed ratably among the holders of Series E preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

After payment has been made to the holders of Series E preferred stock, the holders of Series D-1,  Series C-1 and Series B-2 shall be entitled to receive an amount of $15.99 per share, plus any declared but unpaid dividends, for each share of Series D-1 preferred stock; an amount of $13.2075 per share, plus any declared but unpaid dividends, for each share of Series C-1 preferred stock; and an amount of $3.00 per share, plus any declared but unpaid dividends, for each share of Series B-2 preferred stock.  Should the funds distributed be insufficient to permit full payment of these preferential amounts, then the entire assets and funds available will be distributed ratably among the holders of Series D-1, Series C-1, and Series B-2 preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive

After payment has been made to the holders of Series E, Series D-1, Series C-1, and Series B-2, the holders of Series A-1 shall be entitled to receive an amount of $3.00 per share, plus any declared but unpaid dividends.  Should the funds distributed be insufficient to permit full payment of the preferential amount, then the entire assets and funds available will be distributed ratably among the holders of Series A-1 preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive

After the distributions described above have been paid in full, the remaining assets of the Company available for distribution shall be distributed ratably among the holders of the Series A-1, B-2, C-1,  D-1and E preferred stock, on an as-if converted basis, and holders of common stock in proportion to the number of shares of common stock held by them.

Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the entire assets and the funds will be distributed ratably among, first, the holders of the Series E preferred stock in proportion to the full preferential amounts to which each such holder is entitled and, second, after full payment of the preferential amounts payable to the holders of Series E preferred stock, the holders of Series D-1, C-1, and B-2 preferred stock in proportion to the full preferential amounts to which each such holder is entitled, and third, to the holders of Series A-1 preferred stock, and finally among the holders of all common and preferred stock on an as-converted basis in proportion to the number of shares of common stock held by them.

Conversion
Each share of Series A-1, B-2, C-1, D-1 and E preferred stock is convertible, at the option of the holder, according to a conversion ratio (which currently results in a one-for-one conversion), subject to adjustment for dilution.  Each share of Series A-1, B-2, C-1, D-1, and E preferred stock automatically converts into the number of shares of common stock at the then effective conversion ratio upon the closing of a public offering of common stock with gross proceeds of at least $40 million and which represents a valuation of the Company of at least $100 million.  In addition, each share of each series of preferred stock automatically converts into the number of shares of common stock at the then effective conversion ratio upon the consent of the holders of a majority of the shares of all series of preferred stock, voting together as a single class on an as-converted basis.

9.	Common Stock

The Company’s amended and restated Certificate of Incorporation designates and authorizes the Company to issue 71.8 million shares of common stock with a par value of $0.0001 per share.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Common Shares Reserved for Issuance
As of December 31, 2009 and 2008, the Company had reserved shares of common stock for issuance as follows:

	December 31,
	2009	2008

Conversion of preferred Series A	-	3,333,327
Conversion of preferred Series A-1	2,652,686	-
Conversion of preferred Series B-1	-	6,916,660
Conversion of preferred Series B-2	5,499,995	-
Conversion of preferred Series C	-	757,137
Conversion of preferred Series C-1	429,295	-
Conversion of preferred Series D	-	437,772
Conversion of preferred Series D-1	332,342	-
Conversion of preferred Series E	3,314,630	-
Exercise of outstanding stock options	927,005	932,593
Shares of common stock available for grant	1,538,817	553,685
Warrants to purchase common stock	3,552,815	666,666
	18,247,585	13,597,840

Common Stock Subject to Repurchase
Certain common stock option holders have the right to exercise unvested options, subject to a repurchase right held by the Company at the lower of the original exercise price or the then current fair market value, in the event of voluntary or involuntary termination of employment of the stockholder.  As of December 31, 2009 there were no shares subject to repurchase, and as of December 31, 2008, 36,426 shares of common stock had been early exercised, had not vested and were subject to repurchase.  The proceeds related to unvested common stock are recorded as liabilities until the stock vests, at which point they are transferred to equity.

Shares issued in the early exercise of options legally issued and outstanding are included in issued and outstanding shares.

10.	Stock Option and Employee Benefit Plans

2004 Stock Option Plan
In December 2004, the Company adopted the 2004 Stock Option Plan (the “2004 Plan”).  The 2004 Plan provides for the granting of stock options to employees, directors, consultants, independent contractors and advisors of the Company.  Options granted under the 2004 Plan may be either incentive stock options or nonqualified stock options.  Incentive stock options (“ISOs”) may be granted only to Company employees, including officers and directors who are also employees.  Nonqualified stock options (“NSOs”) may be granted to Company employees, directors, consultants, independent contractors and advisors.  As of December 31, 2009, the Company had authorized 4,166,667 shares of common stock for issuance under the 2004 Plan.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The Company may grant options under the 2004 Plan at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Company’s Board of Directors, provided, however, that the exercise price of an ISO or NSO may not be less than 100% or 85%, respectively, of the estimated fair value of the underlying shares of common stock on the grant date, and the exercise price of an ISO or NSO granted to a 10% stockholder may not be less than 110% of the estimated fair value of the shares on the grant date.

Generally options are granted at fair value at the date of grant as determined by the Board of Directors and typically must be exercised within ten years from the date of grant.  Shares of common stock issued under the 2004 Plan may, in the discretion of the plan administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the participant’s period of service or upon attainment of specified performance objectives.  Options issued under the 2004 Plan are also generally subject to terms that permit the optionee to exercise the option prior to vesting, subject to a repurchase option under which the Company has the right to repurchase the then-unvested stock at a price per share not greater than the exercise price or direct issue price paid per share.

A summary of the Company’s stock option activity follows:

			Weighted
	Shares		Average	Range of
	Available for	Number	Exercise	Exercise
	Grant	of Options	Price	Price

Outstanding, December 31, 2007	305,738	1,177,141	$6.12	$0.30-$15.24
Authorized	-	-	$-
Granted	(261,033)	261,033	$7.88	$7.86-$8.17
Exercised	-	(16,046)	$0.30	$0.30
Repurchased	19,445	-	$0.30	$0.30
Canceled	489,535	(489,535)	$9.35	$0.30-$15.24
Outstanding, December 31, 2008	553,685	932,593	$5.02	$0.30-$15.24
Authorized	1,000,000	-	$-
Granted *	(537,840)	537,840	$2.43	$2.00-$2.65
Exercised	-	(20,456)	$1.67	$0.30-$2.65
Canceled *	522,972	(522,972)	$7.19	$0.30-$16.24
Outstanding, December 31, 2009	1,538,817	927,005	$2.38	$0.30-$15.24
Options vested and expected to vest as of
December 31, 2009		927,005	$7.64	$0.30-$15.24
Options exercisable as of
December 31, 2009		676,951	$2.23	$0.30-$15.24

*The grant and cancellation amounts include an option exchange completed in April 2009 in which 144,712 options were cancelled and exchanged for 72,354 new options.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The following table summarizes information about stock options outstanding and exercisable at December 31, 2009:

	Options Outstanding			Exercisable
		Weighted
		Average	Weighted		Weighted
	Number	Remaining	Average	Number	Average
Exercise	of	Contract	Exercise	of	Exercise
Price	Options	Life (Years)	Price	Options	Price

$0.30	251,113	4.72	$0.30	251,113	$0.30
$1.05 - $2.00	240,300	8.68	$1.05 - $2.00	161,758	$1.94
$2.65	335,376	9.17	$2.65	174,769	$2.65
$4.50	34,233	5.97	$4.50	34,233	$4.50
$6.75 - $8.17	52,651	7.89	$6.75 - $8.17	44,966	$7.85
$9.75	333	6.56	$9.75	291	$9.75
$14.01	2,582	6.81	$14.01	2,244	$14.01
$15.24	10,417	7.11	$15.24	7,577	$15.24
	927,005	7.64	$2.38	676,951	$2.23

The weighted-average remaining contractual life for all exercisable stock options as of December 31, 2009 and December 31, 2008 was 7.0 and 7.3 years, respectively.  The weighted-average remaining contractual life of all vested and expected-to-vest stock options as of December 31, 2009 and December 31, 2008 was 7.6 and 7.5 years, respectively.

The intrinsic value of stock options outstanding, exercisable and expected-to-vest is calculated based on the difference between the exercise price and the fair value of our common stock as of December 31, 2009 and December 31, 2008.  The aggregate intrinsic value of stock options outstanding as of December 31, 2009 was $0.  The aggregate intrinsic value of stock options outstanding as of December 31, 2008 was $1.08 million, of which $1.05 million was related to exercisable options.  The aggregate intrinsic value of stock options vested and expected-to-vest net of estimated forfeitures was $0 and $1.1 million as of December 31, 2009 and December 31, 2008, respectively.

The intrinsic value of exercised stock options is calculated based on the difference between the exercise price and the fair value of our common stock as of the exercise date.  The aggregate intrinsic value of exercised stock options was $0.02 million during the year ended December 31, 2009 and $0.1 million for the year ended December 31, 2008.

The Company adopted the employee stock-based compensation provisions of ASC 718, Compensation – Stock Compensation, on incorporation.  The stock-based compensation expense determined under the provisions of ASC 718 is being recognized ratably over the term of the award on a straight-line basis.  For stock awards with performance conditions, the Company assesses the likelihood of achievement of the performance criteria at each reporting period.  Stock-based compensation expense is recorded ratably over the vesting period for awards for which the Company considers achievement to be probable.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Share-based compensation expenses recorded during the years ended December 31, 2009 and 2008 are included in the Company’s consolidated statement of operations as follows:

	December 31,
	2009	2008
	(in thousands of dollars)

Research and development	$135	$320
Sales and marketing	62	185
General and administrative	239	690
Cost of revenue	-	-
	$436	$1,195

Capitalizable share-based compensation expense relating to inventory or deferred cost of sales was not significant for any period presented.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2009	2008

Risk-free interest rates	1.86 - 2.57	2.78 - 3.15
Expected life	6.08	6.08
Expected dividends	-	-
Weighted average expected volatility	67.97%	68.93%

The weighted average grant date fair value of options granted to employees for the year ended December 31, 2009 and 2008 were $2.43 and $5.05, respectively.

The Company based expected volatility on the historical volatility of a peer group of publicly traded entities.  The expected term of options gave consideration to early exercises, post-vesting cancellations and the options’ contractual term.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury Constant Maturity Rate as of the date of grant.

Option pricing models require the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock.  The Company used the simplified calculation of expected life described in the Securities and Exchange Commission Staff Accounting Bulletin 107, and estimated volatility by reference to the historical volatilities of comparable public companies.  Judgment is also required in estimating the number of stock-based awards that are expected to be forfeited and assessing whether performance conditions will be met.  For stock-based payments, the fair value of the stock is a significant factor in determining credits or charges to operations.  The Company’s shares have not been publicly traded, and the fair value of the Company’s common stock has been determined by the Board of Directors.  In determining the fair value of the Company’s common stock, the Board of Directors considers a number of factors, including:

•	recent transactions in the Company’s common stock with third parties, if any;

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

•	contemporaneous or retrospective valuations performed by valuation specialists; and

•	key milestones achieved in the Company’s business, including forecasted revenue and cash flows, product development and market acceptance.

Determining the fair value of the Company’s stock requires making complex and subjective judgment and estimates.  There is inherent uncertainty in making these judgments and estimates.  The Company performed its analysis in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants entitled Valuation of Privately Held Company Equity Securities Issued as Compensation.

For option grants during the years ended December 31, 2009 and 2008, the Company obtained a contemporaneous valuation prepared by an independent valuation specialist or by management, which follows substantially the same methodology used by the valuation specialists.  The procedures performed to determine the fair value of the Company’s common stock were based on a probability-weighted combination of the market multiple approach and income approach to estimate the aggregate equity value of the Company at specific stock option grant dates.

The income approach involves applying appropriate discount rates to estimated debt-free cash flows that are based on forecasts of the Company’s revenue and costs.  The projections used for each valuation date were based on the expected outlook on the Company’s operating performance through the forecast periods.  The assumptions underlying the estimates were consistent with the Company’s business plan.  The future debt-free cash flows were determined by subtracting taxes, future capital spending and future changes in working capital and adding future depreciation and amortization to earnings before interest and taxes (“EBITDA”).  The interim debt-free cash flows and resulting terminal value were then discounted at a rate based on the weighted average cost of capital of comparable companies, as adjusted for the Company’s specific risk profile.  There is inherent uncertainty in these estimates.  If different discount rates had been used, the valuations would have been different.

The market multiple approach was based on EBITDA and net income considered to be representative of the Company’s future performance, and multiplying these figures by a range of appropriate risk-adjusted multiples.  The market multiples were obtained through the market comparison method, where companies having their stock traded in the public market were selected for comparison purposes and used as a basis for choosing reasonable market multiples for the Company.  For the market multiple approach, the Company’s used projected fiscal year revenue, EBITDA and earnings.  Revenue, EBITDA and earnings multiples were derived from publicly traded companies deemed to be comparable to the Company.

After estimating the Company’s average value based on the income and market approaches, the Company then utilized a probability-weighted expected return method.  Under the probability-weighted expected return method, the value of the common stock was estimated based upon an analysis of values for the Company assuming various outcomes, such as an initial public offering, merger or sale, liquidation or remaining private, and the estimated probability of each outcome assuming that all preferred stock is converted into common stock.

At December 31, 2009, total unrecognized stock-based compensation, net of estimated forfeitures, was approximately $2.1 million, which is expected to be recognized over the weighted-average remaining vesting period of 2.21 years.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Option Exchange Program
In February 2009, the Company approved a stock option exchange program.  Under the program, certain employees were granted the right to exchange options to purchase shares of common stock having exercise prices higher than the current fair market value per share of common stock for new options to purchase half the number of underlying shares and having an exercise price equal to the then-current fair market value per share of common stock.  In April 2009, the Company cancelled 144,712 options in exchange for 72,354 new options priced at $2.65 per share.

Nonemployee Stock Options
During the year ended December 31, 2009, the Company granted options to purchase 10,000 shares to nonemployees at a weighted average exercise price of $2.00 per share and with contractual terms of ten years.  The Company determined the estimated fair value at the grant date using the Black-Scholes option pricing model and the following assumptions:  dividend yield of 0%, expected volatility of 67.97%, risk-free of 2.57% and contractual life of ten years.

During the year ended December 31, 2008, the Company granted options to purchase 17,000 shares to nonemployees at a weighted average exercise price of $7.86 per share and with contractual terms of ten years.  The Company determined the estimated fair value at the grant date using the Black-Scholes option pricing model and the following assumptions:  dividend yield of 0%, expected volatility of 68.96%, risk-free of 3.15% and contractual life of ten years.

Compensation expense for options granted to consultants was $0.04 million the year ended December 31, 2009 and $0.07 million for the year ended December 31, 2008.

Employee Benefit Plans
The Company has a 401(k) plan that allows eligible employees to contribute up to 25% of their salary, subject to annual limits.  The Company may elect to contribute 100% of the first 3% contributed by the employee and 50% of the next 2% of employee contribution.  The Company elected not to contribute to the 401(k) plan during 2009; the Company’s contribution related expense was $0.2 million for the year ended December 31, 2008.

UPEK, Inc.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

11.	Warranty Liability

The Company’s products are generally subject to warranties ranging from three months to three years.  Liabilities for the estimated future costs of repair or replacement and for the provision of bug fixes that are necessary to maintain compliance with published specifications are established and charged to cost of sales at the time the related sale is recognized.  The amount of liability to be recorded is based on management’s best estimates of future warranty costs after considering historical and projected product failure rates and product repair costs.  If actual warranty activity and replacement costs differ significantly from these estimates, adjustments to recognize additional cost of revenue may be required in future periods.  Activity for the Company’s warranty accrual which is included in accrued liabilities is summarized below:

	December 31,
	2009	2008
	(in thousands of dollars)

Balance at beginning of year	$261	$524
Accrual for warranties during the year or period	41	140
Additional accruals	(146)	(257)
Settlements made during the year or period	(13)	(146)
Balance at end of year	$143	$261

12.	Subsequent Events

Management has reviewed and evaluated material subsequent events from the balance sheet date of December 31, 2009 through May 21, 2010.

In March 2010, the Company issued an aggregate of $2.4 million in convertible promissory notes (the “Initial Notes”).  In April 2010 and May 2010, the Company issued an additional $2.6 million and $0.6 million in convertible promissory notes, respectively (the “Additional Notes”).  The promissory notes accrue interest at 7% per annum, compounded annually, and are due on the earlier of (i) March 11, 2011 for the Initial Notes or April 21, 2011 for the Additional Notes, (ii) upon the sale of the Company’s capital stock with aggregate proceeds of at least $9 million, and with the principal purpose of raising capital (a “qualified equity financing”), or (iii) upon an event of default, as defined. In the event the Company consummates, prior to the maturity date, a change of control, then immediately prior to or simultaneous with the consummation of such change of control, the Company shall pay an amount equal to (a) two times the principal amount of the Note plus (b) all outstanding accrued interest thereon.  The convertible promissory notes were issued to existing shareholders.  The holdings of those shareholders who declined to participate in the issuance of the Initial Notes were converted to common stock.  On March 26, 2010, a total of 331,329 shares of common stock were issued in exchange for 80,075 shares of Preferred Series A-1, 166,666 shares of Preferred Series B-2, 11,846 shares of Preferred Series C-1, and 72,742 shares of Preferred Series E.

In May 2010, the Company executed a reduction-in-force of 16 employees composed of 12 employees in research and development, and 4 employees in sales and marketing.  These employees were predominantly in the U.S. and Prague.  The Company expects that the remaining existing headcount will be sufficient to meet current Company demands for research, development, sales, and marketing.

On September 3, 2010, the Company entered into a Merger Agreement by and among AuthenTec, Inc., AU Merger, Inc., a wholly owned subsidiary of AuthenTec (“the Sub”), and Sofinnova Capital IV FCPR, as the Stockholders Representative, pursuant to which, on September 7, 2010, the Sub was merged with and into the Company and with UPEK surviving as a wholly-owned subsidiary of AuthenTec.

Pursuant to the Merger Agreement, AuthenTec acquired all of the outstanding shares of capital stock of the Company in exchange for 5,956,540 shares of common stock of AuthenTec and a non-interest bearing convertible promissory note in the principal amount of $21,557,559 (the “Note”), ("Merger Consideration").  The maturity date (the “Maturity Date”) of the Note is the earlier of (x) as soon as commercially practicable but in any event no later than three business days after the special meeting of AuthenTec’s stockholders held to approve the conversion of the Note into an additional 7,984,281 shares of common stock of AuthenTec (the “Note Satisfaction Shares”) and (y) March 1, 2011 (subject to a 60-day extension upon the occurrence certain events).  If at a special meeting of the AuthenTec’s stockholder the issuance of the Note Satisfaction Shares is not approved, the Note shall become immediately due and payable on the Maturity Date.

In accordance with the terms of the Merger Agreement, a portion of the Merger Consideration was used to settle the issued and outstanding UPEK Convertible Promissory Notes and associated accrued and unpaid interest thereon.